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                         [Gray Cary Letterhead]




                                                                 Exhibit 5.1

July 27, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:      ZORAN CORPORATION
         REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

As legal counsel for Zoran corporation, a Delaware corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 334,682 shares of Common Stock to be sold by the Company (the "Shares").

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion herein after expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares are, when sold and issued in accordance with the terms of the Registration Statement and related Prospectus, will be, duly authorized, validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

This opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

Respectfully submitted,


/s/ Gray Cary Ware & Freidenrich LLP
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GRAY CARY WARE & FREIDENRICH LLP